Exhibit 99.1

Contact:	Adam Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS 11.1% GROWTH IN EARNINGS PER DILUTED SHARE TO $0.80 FOR THE FIRST QUARTER OF 2017

Operating Ratio Improves 20 Basis Points to 85.7%

THOMASVILLE, N.C. - (April 27, 2017) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month period ended March 31, 2017, which include the following:

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2017	2016	% Chg.
Revenue	$754,096	$707,733	6.6%
Operating income	$108,122	$99,548	8.6%
Operating ratio	85.7%	85.9%
Net income	$65,792	$60,285	9.1%
Diluted earnings per share	$0.80	$0.72	11.1%
Diluted weighted average shares outstanding	82,444	83,983	(1.8)%

“Old Dominion produced solid financial results for the first quarter of 2017, with improvements in both our revenue and operating ratio,” said David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion. “Our revenue growth was driven by a 4.9% increase in LTL revenue per hundredweight and a 2.4% increase in LTL tons per day for the quarter. LTL revenue per hundredweight, excluding fuel surcharges, increased 2.4% even as the changes in the mix of our freight put downward pressure on this yield metric.

“Our operating ratio in the first quarter of 2017 improved slightly as compared with the first quarter of 2016. Reductions in our insurance and claims costs and variable operating costs as a percent of revenue offset the increase in depreciation expense resulting from our continued investments in real estate, equipment and technology. These investments, along with the extraordinary efforts of our entire Old Dominion family of employees, enabled us to continue to provide outstanding customer service, with on-time deliveries of more than 99% and a Company record cargo claims ratio of 0.2%.”

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ODFL Reports First-Quarter Financial Results

April 27, 2017

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $110.8 million for the first quarter of 2017 compared to $168.4 million for the first quarter of 2016, with changes in working capital accounts primarily driving the difference. The Company had $47.6 million in cash and cash equivalents at the end of the first quarter, and its debt-to-total capitalization was 4.7% compared with 6.9% at March 31, 2016.

Capital expenditures were $57.0 million for the first quarter of 2017. The Company continues to expect capital expenditures for 2017 to total approximately $385 million, including planned expenditures of $185 million for real estate and service center expansion projects, $155 million for tractors and trailers, and $45 million for technology and other assets.

Old Dominion returned $8.3 million of capital to its shareholders in the first quarter of 2017. Of this total, $8.2 million was in the form of dividends, as the Company made its first ever regular quarterly cash dividend payment of $0.10 per share. The Company also remains committed to the disciplined management of its ongoing share repurchase program, and at the end of the first quarter it had approximately $199.9 million remaining under its current $250.0 million stock repurchase program.

Summary

Mr. Congdon concluded, “We are encouraged by the increased economic momentum observed in the first quarter, which supported the increases in freight density and yield that helped us improve our operating ratio. Given our premium service offering and network capacity, we are well-positioned to leverage the opportunities that a growing economy would produce. Regardless of the operating environment, we remain fully committed to our proven business model and are confident that by continuing to deliver a value proposition of superior customer service at a fair price, we can produce additional long-term growth in market share and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 27, 2017. A telephonic replay will also be available through May 5, 2017, at (719) 457-0820, Confirmation Number 8629557.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions and/or a disruption of financial markets may decrease demand for our services; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in

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ODFL Reports First-Quarter Financial Results

April 27, 2017

demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings or inquiries; (17) the costs and potential liabilities related to our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely could cause us to incur costs or result in a loss of business; (25) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (26) damage to our reputation through unfavorable publicity; (27) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (28) dilution to existing shareholders caused by any issuance of additional equity; (29) the impact of a quarterly cash dividend and/or the failure to declare future cash dividends; (30) fluctuations in the market value of our common stock; (31) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (32) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances, and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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ODFL Reports First-Quarter Financial Results

April 27, 2017

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2017		2016
Revenue	$754,096	100.0%	$707,733	100.0%

Operating expenses:
Salaries, wages & benefits	416,504	55.2%	400,869	56.6%
Operating supplies & expenses	90,987	12.1%	75,372	10.6%
General supplies & expenses	22,872	3.0%	21,142	3.0%
Operating taxes & licenses	24,022	3.2%	23,188	3.3%
Insurance & claims	8,790	1.2%	10,244	1.5%
Communications & utilities	7,433	1.0%	7,005	1.0%
Depreciation & amortization	50,287	6.7%	44,772	6.3%
Purchased transportation	17,997	2.4%	18,496	2.6%
Building and office equipment rents	2,114	0.3%	2,273	0.3%
Miscellaneous expenses, net	4,968	0.6%	4,824	0.7%

Total operating expenses	645,974	85.7%	608,185	85.9%

Operating income	108,122	14.3%	99,548	14.1%

Non-operating expense (income):
Interest expense	595	0.1%	1,183	0.2%
Interest income	(35)	(0.0)%	(16)	(0.0)%
Other expense, net	409	0.0%	516	0.1%

Income before income taxes	107,153	14.2%	97,865	13.8%

Provision for income taxes	41,361	5.5%	37,580	5.3%

Net income	$65,792	8.7%	$60,285	8.5%

Earnings per share:
Basic	$0.80		$0.72
Diluted	0.80		0.72

Weighted average outstanding shares:
Basic	82,349		83,983
Diluted	82,444		83,983

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ODFL Reports First-Quarter Financial Results

April 27, 2017

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2017	2016	% Chg.
Work days	64	64	—%
Operating ratio	85.7%	85.9%
LTL intercity miles (1)	139,752	140,816	(0.8)%
LTL tons (1)	1,970	1,924	2.4%
LTL tonnage per day	30,781	30,063	2.4%
LTL shipments (1)	2,523	2,489	1.4%
LTL revenue per intercity mile	$5.36	$4.95	8.3%
LTL revenue per hundredweight	$19.03	$18.14	4.9%
LTL revenue per hundredweight, excluding fuel surcharges	$16.94	$16.54	2.4%
LTL revenue per shipment	$297.11	$280.33	6.0%
LTL revenue per shipment, excluding fuel surcharges	$264.47	$255.72	3.4%
LTL weight per shipment (lbs.)	1,561	1,546	1.0%
Average length of haul (miles)	920	935	(1.6)%
Average full-time employees	17,511	17,754	(1.4)%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2017	2016
Cash and cash equivalents	$47,551	$10,171
Other current assets	377,523	372,451
Total current assets	425,074	382,622
Net property and equipment	2,246,286	2,241,402
Other assets	73,650	72,223
Total assets	$2,745,010	$2,696,247

Current maturities of long-term debt	$50,000	$—
Other current liabilities	284,785	288,636
Total current liabilities	334,785	288,636
Long-term debt	45,000	104,975
Other non-current liabilities	455,862	451,478
Total liabilities	835,647	845,089
Equity	1,909,363	1,851,158
Total liabilities & equity	$2,745,010	$2,696,247
Note: The financial and operating statistics in this press release are unaudited.

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